Exhibit 1
TERMS AGREEMENT
March 7, 2007
Praxair, Inc.
39 Old Ridgebury Road
Danbury, Connecticut 06810-5113
Ladies and Gentlemen:
     We, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representatives”), acting on behalf of the several underwriters named in Schedule I attached hereto (the “Underwriters”), understand that Praxair, Inc., a Delaware corporation (the “Company”), proposes to issue and sell $325,000,000 aggregate principal amount of its 5.20% Notes due 2017 (the “Offered Securities”), covered by the registration statement on Form S-3 (No. 333-139328) (the “Registration Statement”) filed by the Company. Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriters named in Schedule I attached hereto agree to purchase, severally and not jointly, the Offered Securities in the amounts set forth opposite our respective names on such Schedule. The closing in respect of the purchase and sale of the Offered Securities shall occur on March 15, 2007 at 10:00 a.m. (the “Closing Date”) at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.
     All the provisions contained in the Praxair, Inc. Standard Underwriting Agreement Provisions (December 14, 2006 edition), other than the form of Delayed Delivery Contract attached thereto as Annex I and Terms Agreement attached thereto as Annex II (the “Standard Provisions”), a copy of which is filed as an exhibit to the Registration Statement, are incorporated herein by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Standard Provisions had been set forth in full herein. Terms defined in the Standard Provisions are used herein as therein defined.
     For purposes of Sections 2 and 7 of the Standard Provisions, the only information furnished to the Company by any Underwriter for use in the U.S. Prospectus consists of the following information in the U.S. Prospectus furnished on behalf of each Underwriter: the last paragraph at the bottom of the prospectus supplement cover page concerning the terms of the offering by the Underwriters and the information contained in the 3rd, 5th, 6th, 7th and 9th paragraphs under the caption “Underwriting” in the prospectus supplement.
Date of Basic Prospectus: December 14, 2006
Date of Preliminary Prospectus Supplement: March 7, 2007
Date of Prospectus Supplement: March 7, 2007
Time of Sale: 2:12 p.m. New York City time
Names and Addresses of Representatives:
Citigroup Global Markets Inc.
388 Greenwich Street, 36th Floor
New York, NY 10013
Attn: General Counsel’s Office
Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attn: Debt Capital Markets
Merrill Lynch, Pierce, Fenner & Smith
4 World Financial Center
New York, NY 10080
Attn: Corporate Syndicate Department
The Offered Securities shall have the following terms:

Title:	5.20% Notes due 2017
Maturity:	March 15, 2017
Interest Rate:	5.20% per annum
Interest payment dates:	March 15 and September 15, commencing on September 15, 2007
Redemption provisions:	We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the notes being redeemed. “Make-Whole Amount” means, as determined by a Quotation Agent, the sum of the present values of the principal amount of the notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect, to any redemption date, the sum of (x) either (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated “H.15 (519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) 0.15%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of four, or such lesser number as is obtained by the indenture trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the indenture trustee after consultation with Praxair.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors and assigns, and one other nationally recognized investment banking firm selected by Praxair that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Purchase Price:	99.149% of the principal amount thereof.

Public Offering Price:	99.799% of the principal amount thereof, plus accrued interest, if any, from March 15, 2007.

Additional Terms:	None
which terms shall be set forth in a pricing term sheet substantially in the form of Exhibit 1 attached hereto (the “Pricing Term Sheet”). The Offered Securities will be made available for checking and packaging at the office of Davis Polk & Wardwell at least 24 hours prior to the Closing Date. We represent that we are authorized to act for the several Underwriters named in Schedule I hereto in connection with this financing and any action under this agreement by any of us will be binding upon all the Underwriters. This Terms Agreement may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among the Company, and the several Underwriters in accordance with its terms.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK SECURITIES INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

On behalf of themselves and as Representatives of the Several Underwriters

By:	CITIGROUP GLOBAL MARKETS INC.

By: Name: Title:	/s/ Brian Bednarski Brian Bednarski Director

By:	DEUTSCHE BANK SECURITIES INC.

By: Name: Title:	/s/ Matthew J. Siracuse Matthew J. Siracuse Director/Debt Syndicate

By: Name: Title:	/s/ Ben Smichonsky Ben Smichonsky Managing Director

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: Name: Title:	/s/ Greg Kelly Greg Kelly Managing Director

The foregoing Terms Agreement is hereby confirmed as of the date first above written

PRAXAIR, INC.

By: /s/ Michael J. Allan Name: Michael J. Allan Title: Vice President & Treasurer

Schedule I

Amount of Offered
Securities to be
Underwriter	Purchased
Citigroup Global Markets Inc.	$75,834,000

Deutsche Bank Securities Inc.	$75,833,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$75,833,000

Credit Suisse Securities (USA) LLC	$24,375,000

HSBC Securities (USA) Inc.	$24,375,000

J.P. Morgan Securities Inc.	$24,375,000

Santander Investment Securities, Inc.	$24,375,000

Total	$325,000,000

Exhibit 1
Form of Pricing Term Sheet
Final Term Sheet
Filed pursuant to Rule 433
Dated March 7, 2007
Relating to
Prospectus Supplement dated March 7, 2007 to
Registration Statement No. 333-139328
$325,000,000 5.20% Notes due 2017

Issuer:	Praxair, Inc.
Principal Amount:	$325,000,000
CUSIP:	74005PAP9
Title of Securities:	5.20% Notes due 2017
Trade Date:	March 7, 2007
Original Issue Date (Settlement Date):	March 15, 2007 (T+6)[1]
Maturity Date:	March 15, 2017
Benchmark Treasury:	4.625% due February 15, 2017
Benchmark Treasury Price and Yield:	100-27+ / 4.516%
Spread to Benchmark Treasury:	71 basis points
Yield to Maturity:	5.226%
Interest Rate:	5.20% per annum
Public Offering Price (Issue Price):	99.799% of the Principal Amount thereof
Interest Payment Dates:	Semi-annually in arrears on each March 15 and September 15, commencing September 15, 2007
Redemption Provision:	Make-whole call at the Adjusted Treasury Rate plus 15 basis points
Joint Bookrunners:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities Inc. and Santander Investment Securities, Inc.

[1]	We expect to deliver the notes against payment therefor in New York, New York on March 15, 2007, which will be the sixth scheduled business day following the date of this term sheet and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three business days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. at 1-877-858-5407, (ii) Deutsche Bank Securities Inc. at 1-800-503-4611 or (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.
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